UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2021

McAfee Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-39651	84-2467341
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6220 America Center Drive,

San Jose, CA 95002

(Address of principal executive offices)

Registrant’s telephone number: (866) 622-3911

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	MCFE	The NASDAQ Stock Market LLC

Securities registered pursuant to section 12(g) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 5, 2021, McAfee Corp. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Condor BidCo, Inc., a Delaware corporation (“Parent”), and Condor Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into the Company whereupon the separate corporate existence of Merger Subsidiary will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue as a wholly owned subsidiary of Parent (the “Merger”). Affiliates of funds advised by each of Advent International Corporation, Permira Advisers LLC, Crosspoint Capital Partners L.P. and Abu Dhabi Investment Authority, and Canada Pension Plan Investment Board (each, a “Sponsor”), have committed to capitalize Parent at the Closing.

The Company’s Board of Directors (the “Board”) has approved the Merger Agreement and, subject to certain exceptions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

As a result of the Merger, at the effective time of the Merger (the “Effective Time”) (subject to certain exceptions, including for shares of Class A Common Stock of the Company and Class B Common Stock of the Company, each having par value $0.001 per share (the “Class A Common Stock” and the “Class B Common Stock”, respectively, and, collectively, the “Company Stock”) owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware), (i) each share of Company Stock outstanding immediately prior to the Effective Time will be automatically canceled and converted into the right to receive $26.00 in cash, without interest (the per share consideration, the “Per Share Consideration” and the aggregate consideration, the “Merger Consideration”), (ii) each share of Company Stock issued and outstanding and held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no payment will be made with respect therefor; (iii) each share of Company Stock issued and outstanding and held by any subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time will be converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such subsidiary owned of the Company immediately prior to the Effective Time; and (iv) each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and, together with the shares described in clause (iii) immediately above, will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, except as provided therein, (i) the Company will require each Member (as defined in the Second Amended and Restated Limited Liability Company Agreement (the “OpCo LLC Agreement”) of Foundation Technology Worldwide LLC, a Delaware limited liability company (“OpCo LLC”)) to effect an exchange of all such Member’s vested Management Incentive Units (as defined in the Merger Agreement) (if any) for New Class A Units (as defined in the OpCo LLC Agreement), and, thereafter, will require each Member to effect a redemption of all of such Member’s Class A Units (as defined in the OpCo LLC Agreement) and Class B Common Stock in exchange for shares of Class A Common Stock (the “Exchange and Redemption”) and (ii) each share of Class B Common Stock will automatically be canceled immediately upon the consummation of the Exchange and Redemption, such that no shares of Class B Common Stock remain outstanding immediately prior to the Effective Time. In addition, the Board shall take all actions so that all Management Incentive Units of OpCo LLC shall be vested in full as of immediately prior to the Exchange and Redemption.

Pursuant to the Merger Agreement, immediately prior to the Effective Time: (i) each in-the-money option to purchase shares of Company Stock (a “Company Stock Option”) that is outstanding and vested (including each in-the-money option that accelerates and becomes vested by its terms in connection with the transactions) will be canceled and converted into the right to receive, without interest, an amount in cash determined by multiplying the excess of the Per Share Consideration over the option exercise price by the number of shares of Company Stock subject to such option as of immediately prior to the Effective Time; (ii) each Company Stock Option that is not an in-the-money Company Stock Option shall be canceled for no consideration; (iii) each restricted stock unit (“Company RSU”) and performance stock unit (“Company PSU”, and collectively with the Company Stock Options, shares of restricted Company Stock and Company RSUs, “Company Awards”) with respect to Company Stock that is outstanding and vested (including each Company RSU and each Company PSU that accelerates and becomes vested by its terms in connection with the transactions) will be canceled and converted into the right to receive, without interest, an amount in cash equal to the number of shares of Company Stock subject to the vested Company RSU or Company PSU award as of immediately prior to the Effective Time multiplied by the Per Share Consideration; and (iv) each Company Award that is then outstanding and not vested will be converted into a cash award, which will remain subject to the same time-vesting terms and conditions that apply immediately prior to closing, will be paid out on the next payroll date following the applicable vesting date, so long as the applicable portion becomes vested prior to the holder’s termination of service, and will be subject to vesting, payment and other conditions that are no less favorable to the holder than those that applied to the corresponding award immediately prior to closing. Each cash award will provide the holder with the opportunity to be paid an amount in cash equal to (1) with respect to each in-the-money Company Stock Option that is not vested, (A) the excess of the Per Share Consideration over the option exercise price of such in-the-money Company Stock Option multiplied by (B) the number of shares of Common Stock subject to such in-the-money Company Stock Option as of immediately prior to the closing and (2) with respect to each restricted stock award, Company RSU, or Company PSU that is not vested, (A) the number of shares of Company Stock subject to such restricted stock award, Company RSU, or Company PSU as of immediately prior to the closing multiplied by (B) the Per Share Consideration; provided, that (x) in the case of a Company PSU that is not vested and that has an applicable one-year performance period that ends on or ended prior to the closing, for purposes of determining the number of shares of Company Stock subject to such Company PSU converted into the Cash Award, such Company PSU shall be deemed earned based on the actual performance during such performance period, and (y) in the case of a Company PSU that is not vested and that has an applicable one-year performance period that ends after the closing, for purposes of determining the number of shares of Company Stock subject to such Company PSU converted into the Cash Award, the number of shares of Company Stock subject to such Company PSU shall be determined as though such performance conditions were satisfied at the applicable target levels.

Each award payable in a fixed amount of cash issued in connection with the initial public offering of the Company to employees in certain jurisdictions, and each right to receive previously accrued but not yet paid cash dividends or distributions in respect of Company Awards, Class A Units, or Management Incentive Units of OpCo LLC Company will be assumed, honored, or continued in accordance with its terms defined in the Merger Agreement.

If the Merger is consummated, the Company Stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934.

Closing Conditions

The closing of the Merger (the “Closing”) is subject to certain Closing conditions, including, among others, (i) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Company Stock, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of applicable waiting periods or approval under other certain antitrust laws, (iii) the absence of an order, injunction or law prohibiting the Merger, (iv) at least 60 days having elapsed since the Company’s submission of the notification to the U.S. Department of State’s Directorate of Defense Trade Controls pursuant to Section 122.4(b) of the International Traffic in Arms Regulations, (v) clearance of the Merger by the interagency Committee on Foreign Investment in the United States, (vi) the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (vii) compliance in all material respects with the other party’s obligations under the Merger Agreement and (viii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement that is continuing. The parties expect the transaction to close following the receipt of all required regulatory and antitrust approvals and the satisfaction or waiver of the other Closing conditions.

Go-Shop; No Solicitation

Until 11:59 p.m. (New York City time) on the date that is (i) forty five (45) calendar days following the date of the Merger Agreement (the “No Shop Period Start Date”) or (ii) in respect of any Excluded Party (as defined in the

Merger Agreement), fifteen (15) days after the No Shop Period Start Date (the “Cut-Off Date”; such time period, the “Go Shop Period”), the Company, its subsidiaries and their respective directors, officers, employees and other representatives have the right to, among other things, directly or indirectly, (1) solicit alternative acquisition proposals and (2) provide information (including nonpublic information) to third parties in connection therewith pursuant to an acceptable confidentiality agreement. From and after the Cut-Off Date or the No Shop Period Start Date (as applicable), the Company, its subsidiaries and its and their respective representatives must comply with customary non-solicitation restrictions. Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement.

Termination and Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger is not completed by August 2, 2022 (subject to a 90 day extension if certain Closing conditions have not been satisfied, the “End Date”), subject to certain limitations, (ii) the Company’s stockholders fail to adopt the Merger Agreement, (iii) a court or governmental authority of competent jurisdiction has issued an applicable law, temporary restraining order, preliminary injunction or permanent injunction (each, a “Restraint”) permanently enjoining or otherwise permanently prohibiting the Merger, and such Restraint shall have become final and nonappealable, and (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement which result in the failure of a closing condition, subject in certain cases, to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent.

The Company is also entitled to terminate the Merger Agreement, and receive a termination fee of 5% of Company equity value from Parent (the “Parent Termination Fee”), including if (i) if Parent breaches or fails to perform any of its representations or warranties, covenants or other agreements which would result in the failure of a condition set forth in Section 9.03 of the Merger Agreement to be satisfied and cannot be cured before the End Date or, if capable of being cured, was not cured before the earlier of (1) the End Date or (2) 20 business days’ following notice delivered by the Company, or (ii) all required conditions by the Company have been satisfied by the End Date and Parent or Merger Subsidiary has breached any of its representations or warranties, or has failed to perform any of its covenants.

If the Merger Agreement is terminated in certain other circumstances, including by the Company in order to enter into a superior proposal or by Parent because the Board withdraws its recommendation in favor of the Merger, the Company would be required to pay Parent a termination fee of 2.5% of Company equity value; provided that a lower fee of 1.25% of Company equity value will apply with respect to a termination to enter into a superior proposal with an Excluded Party prior to the Cut-Off Date.

Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Funds advised by the GIC Private Ltd., the Sponsors or their respective affiliates have committed to capitalize Parent at the Closing with an aggregate equity contribution equal to $5.2 billion on the terms and subject to the conditions set forth in signed equity commitment letters.

JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Barclays Bank PLC, Citibank, N.A. (and/or its affiliates), HSBC Bank USA, National Association, Royal Bank of Canada, CPPIB Credit Investments III Inc., UBS AG, Stamford Branch and PSP Investments Credit II USA LLC (collectively, the “Debt Arrangers”) have agreed to provide Parent with debt financing consisting of a $6.66 billion first lien term loan facility, a $1 billion first lien cash flow revolving facility and a $2.32 billion senior unsecured bridge facility (which may be replaced with senior notes issued through a Rule 144A or other private placement) on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the Debt Arrangers to provide the debt financing under the debt commitment letter is subject to a number of customary conditions.

PSP Investments Credit USA LLC and NB Andes LP (collectively, the “Preferred Equity Financing Sources”) have agreed to provide Parent with preferred equity financing in an aggregate principal amount of up to $800 million on the terms and subject to the conditions set forth in a preferred equity commitment letter. The obligations of the Preferred Equity Financing Sources to provide the preferred equity financing under the preferred equity commitment letter is subject to a number of customary conditions.

Parent, Condor JVCo, LP, Condor Topco, LLC, Condor Intermediate, Inc. and Snowlake Investment Pte Ltd (the “Investor”) have entered into a Contribution and Subscription Agreement pursuant to which, subject to the terms and conditions contained therein, the Investor has agreed, at the Closing, to transfer 17,307,693 shares of Class A Common Stock to Parent, and Parent shall issue equity of Parent to the Investor as consideration for such stock.

The Company, Parent and each of the Sponsors have entered into Fee Funding Agreements pursuant to which, subject to the terms and conditions contained therein, each Sponsor has guaranteed such Sponsor’s portion of the payment of the Parent Termination Fee and the fees and expenses expressly payable by Parent or Merger Subsidiary pursuant to the Merger Agreement.

Dividend

The Company has agreed to suspend its dividend during the term of the Merger Agreement.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the Closing. The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Subsidiary or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Subsidiary and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Agreement

TPG VII Manta AIV I, L.P., TPG VII Manta Finance I, L.P., TPG VII Manta Blocker Co-Invest I, L.P., TPG VII Side-by-Side Separate Account I, L.P., TPG VII Manta Holdings II, L.P., TPG VII Manta AIV Co-Invest, L.P., and Intel Americas, Inc. (collectively, the “Stockholders”) have entered into a voting agreement (the “Voting Agreement”) with Parent pursuant to which the Stockholders have agreed, among other things, to vote their shares of Company Stock in favor of adoption of the Merger Agreement, and against any competing transaction, so long as, among other things, the Merger Agreement remains in effect and the Board has not withdrawn its recommendation in favor of the Merger. The Stockholders collectively own 65,591,599 shares of Class A Common Stock and 227,349,460 shares of Class B Common Stock as of the date hereof, representing approximately 35.86% of the total outstanding Class A Common Stock and 89.40% of the total outstanding Class B Common Stock, respectively, or approximately 67.91% of the total voting power of the Company Stock. The Voting Agreement cannot be amended without the consent of each of the parties thereto.

The voting support under the Voting Agreement ceases upon the earliest to occur of (i) an Adverse Recommendation Change (as defined in the Merger Agreement), (ii) termination of the Merger Agreement or (iii) the Effective Time.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Amendment to Tax Receivable Agreement and OpCo LLC Agreement

The Company, OpCo LLC and certain other parties thereto have entered into a Tax Receivable Agreement and LLC Agreement Amendment dated as of November 5, 2021 (the “Amendment”) which (i) amends (x) the Tax Receivable Agreement among the Company, OpCo LLC and certain other parties thereto (the “TRA”) and (y) the OpCo LLC Agreement and (ii) provides for certain covenants regarding tax reporting and tax-related actions after the Closing.

The Amendment provides for (i) the payment of amounts due under the TRA with respect to U.S. federal income tax year 2020 of the Company in accordance with the terms of the TRA up to an aggregate amount of $2,000,000, which payments shall be paid no later than 10 business days prior to the Closing Date (as that term is defined in the Merger Agreement), (ii) the suspension of all other payments under the TRA from and after November 5, 2021 and (iii) the amendment of the TRA by inserting a new Section 7.19 into the TRA effective as of immediately prior to and contingent upon the occurrence of the Effective Time of the Merger which shall result in the TRA (and all of the Company’s obligations thereunder, including the obligation to make any of the foregoing suspended payments) terminating immediately prior to the Effective Time of the Merger. The Amendment also includes agreements among the parties thereto regarding the preparation of tax returns for tax periods that end on, before or include the Closing Date (as that term is defined in the Merger Agreement) and limits actions that may be taken by the Company, OpCo LLC and certain of their controlled affiliates after Closing to the extent such actions may have an effect on items reflected on such tax returns.

The Amendment also (i) suspends all tax distributions under the OpCo LLC Agreement from and after November 5, 2021 for so long as the Amendment is in effect, and (ii) provides that from and after the Effective Time of the Merger, no person or entity shall have any further payment or other obligation under the TRA or any obligation to make or pay tax distributions under the OpCo LLC Agreement.

In the event the Merger Agreement is terminated in accordance with its terms, the Amendment shall become null and void ab initio and all payments that were suspended under the TRA pursuant to the Amendment, and all tax distributions that were suspended under the OpCo LLC Agreement pursuant to the Amendment, shall be made by the Company and OpCo LLC as if the Amendment had never been executed.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 8.01	Other Events.

On November 8, 2021, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements.” Such forward-looking statements include statements relating to McAfee’s strategy, goals, future focus areas, the value of, timing and prospects of the proposed Merger. These forward-looking statements are based on McAfee management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including: (a) risks related to the satisfaction of the conditions to Closing (including the failure to obtain necessary regulatory approvals and the requisite approval of the stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (c) risks related to disruption of management’s attention from McAfee’s ongoing business operations due to the Merger; (d) disruption from the Merger making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with McAfee’s customers, vendors and others with whom it does business; (e) significant transaction costs; (f) the risk of litigation and/or regulatory actions related to the Merger; (g) the possibility that general economic conditions, and conditions and uncertainty caused by the COVID-19 pandemic, could cause information technology spending to be reduced or purchasing decisions to be delayed; (h) an increase in insurance claims; (i) an increase in customer cancellations; (j) the inability to increase sales to existing customers and to attract new customers; (k) McAfee’s failure to integrate future acquired businesses successfully or to achieve expected synergies; (l) the timing and success of new product introductions by McAfee or its competitors; (m) changes in McAfee’s pricing policies or those of its competitors; (n) developments with respect to legal or regulatory proceedings; (o) the inability to achieve revenue growth or to enable margin expansion; (p) changes in McAfee’s estimates with respect to its long-term corporate tax rate; and (q) such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by McAfee, including under the heading “Risk Factors” in McAfee’s Annual Report on Form 10-K previously filed with the SEC on March 1, 2021 and under Item 1A “Risk Factors” in its Quarterly Report on Form 10-Q previously filed with the SEC on August 10, 2021. All information provided in this Current Report on Form 8-K is as of the date hereof and McAfee undertakes no duty to update this information except as required by law.

Additional Information and Where to Find It

In connection with the Merger, McAfee will file with the SEC a preliminary Proxy Statement of McAfee (the “Proxy Statement”). McAfee plans to mail to its stockholders a definitive Proxy Statement in connection with the Merger. MCAFEE URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAFEE, THE SPONSORS, THE MERGER AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by McAfee with the SEC at the website maintained by the SEC at www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by McAfee with the SEC by accessing the Investor Relations section of McAfee’s website at https://ir.mcafee.com/.

Participants in the Solicitation

McAfee and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from McAfee’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of McAfee in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about McAfee’s directors and executive officers in McAfee’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and McAfee’s website at www.mcafee.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of November 5, 2021, among McAfee Corp., Condor BidCo, Inc. and Condor Merger Sub, Inc.

99.1	Voting Agreement, dated as of November 5, 2021, by and among Parent and the Stockholders.

99.2	Tax Receivable Agreement and LLC Agreement Amendment, dated as of November 5, 2021, by and among the Company, Foundation Technology Worldwide LLC and certain other parties thereto.

99.3	Press Release dated November 8, 2021.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

†

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2021

McAfee Corp.

By:	/s/ Sayed Darwish
Name: Sayed Darwish
Title: Senior Vice President and Chief Legal Officer